TrueYou.Com Inc.
                            501 Merritt 7, 5th Floor
                           Norwalk, Connecticut 06851


                                                       December 22, 2006

Laurus Master Fund Ltd.
c/o M&C Corporate Services Limited
P.O.  Box 309 GT
Ugland House
George Town
South Church Street
Grand Cayman, Cayman Islands

Gentlemen:

         Reference is made to that certain Securities Purchase Agreement by and between TrueYou.com, Inc. ("we", "us" or the "Company") and Laurus Master Fund, Ltd. ("you" or "Laurus") dated as of the date hereof (as amended, modified or supplemented, the "SPA") and the Related Agreements (as such term is defined in the SPA). Terms not otherwise defined herein shall have the definition assigned thereto in the SPA.

         This letter is to confirm our mutual understanding that in the event that all principal, interest and fees outstanding on the Note have not been indefeasibly paid in full as of April 30, 2007, the Company shall issue to Laurus 8,750,000 warrants (the "Additional Warrants") pursuant to the form attached hereto as EXHIBIT A in addition to the 10,000,000 Warrants that have been issued to Laurus concurrently herewith pursuant to the terms of the SPA. The Company and Laurus hereby agree that all representations, warranties and covenants in the SPA regarding the Warrants shall hereby be deemed to be made with respect to the Additional Warrants at such time.

         In addition, as soon as practicable after the date hereof, TrueYou shall use its best efforts to cause its Certificate of Incorporation to be amended to increase the number of authorized shares of TrueYou Common Stock to such number as shall be sufficient to permit the exercise in full of the Warrants and the Additional Warrants (such amount, the "Share Amount") and shall thereupon reserve for issuance upon exercise of the Warrants and the Additional Warrants, that number of authorized shares of TrueYou Common Stock which shall be required for such purpose. In the event that Laurus shall notify TrueYou at any time prior to the effective date of such amendment that it desires to exercise the Warrants and/or the Additional Warrants prior to such effective date, TrueYou shall thereupon promptly issue to Laurus, in exchange for the Warrants and/or the Additional Warrants (as applicable), substitute warrants exercisable to purchase that number of shares of its Series B Convertible Preferred Stock that are, upon authorization of the Share Amount, immediately convertible into the number of shares of TrueYou Common Stock that would then have been issuable upon exercise of the Warrants and/or

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the  Additional   Warrants(as   applicable)  in  full  if  the   Certificate  of
Incorporation of TrueYou had then provided for sufficient authorized shares of TrueYou Common Stock to satisfy such exercise, and otherwise containing substantially the same terms and provisions as the Warrants and/or the Additional Warrants (as applicable).

         Please confirm our agreements below.

                                                   Very truly yours,

                                                   TrueYou.Com Inc.

                                                   By:
                                                      -------------------------
Laurus Master Fund Ltd.

By:
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